Exhibit 99.1

Benjamin Schall Named Chief Operating Officer of Rouse Properties, Inc.

NEW YORK, NY, February, 23, 2012 — Rouse Properties, Inc.  (NYSE: RSE) today announced Mr. Benjamin Schall as the Company’s Chief Operating Officer.

Mr. Schall was formerly a Senior Vice President with Vornado Realty Trust.  In this capacity, his responsibilities included overseeing all facets of Vornado’s suburban retail shopping center business, consisting of 18 million square feet in 140 assets representing value of over $3 billion.  Mr. Schall holds a Masters of Business Administration from Harvard Business School and a Bachelor of Arts degree from Swarthmore College.  Mr. Schall is expected to assume his role effective early March 2012.

“Ben’s proven track record and experience in the industry, along with his creativity and passion, will be a key ingredient in Rouse’s future growth and success,” said Andrew Silberfein, president and chief executive officer of Rouse Properties.

About Rouse Properties, Inc.

Rouse Properties is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country’s largest publicly traded regional mall owners, the company’s geographically diverse portfolio spans the United States from coast to coast, and includes 31 malls in 19 states encompassing approximately 22 million square feet of space. For more information, visit rouseproperties.com.

Contact: Julie Cameron, 646-593-7630, julie.cameron@rouseproperties.com